Exhibit 99.1

                     FOSTER WHEELER APPOINTS JOSEPH T. DOYLE

                             CHIEF FINANCIAL OFFICER

     HAMILTON, BERMUDA, July 15, 2002--Foster Wheeler Ltd. (NYSE:FWC) today announced the appointment of Joseph T. Doyle as senior vice president and chief financial officer. Doyle, 55, has a background of extensive experience managing financial operations at major international companies.

     "Joe joins us at a pivotal time, and the range and depth of his expertise will be a perfect fit as we move forward with our program of pursuing full business potential and balance sheet improvement," said Raymond J. Milchovich, Foster Wheeler's chairman, president and chief executive officer. "He has a track record of success managing financial operations in challenging business environments, and I am very pleased to add a person of his caliber to our executive management team."

     Most recently, Doyle was executive vice president and chief financial officer of U.S. Office Products. Among his previous assignments, Doyle was the senior financial executive for industrial operations at the Westinghouse Electric Corporation, and served as chief financial officer of the Allison Engine Company. He also held senior financial executive positions at General Dynamics, and was a partner at Peat, Marwick & Mitchell.

     Doyle holds a bachelor of science degree in accounting from the University of Scranton in Scranton, Pa.

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Note to Editor:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World Wide Web site at www.fwc.com.

MEDIA CONTACT:  Sherry Peske 908-730-4444

SHAREHOLDER CONTACT:  John Doyle 908-730-4270

OTHER INQUIRIES:  908-730-4000